UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
November 4, 2013

 MONOLITHIC POWER SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51026	77-0466789
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

79 Great Oaks Boulevard, San Jose, CA 95119
(Address of principal executive offices) (Zip Code)

(408) 826-0600
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

In May 2012, the United States District Court for the Northern District of California (the “District Court”) issued an order finding O2 Micro International, Ltd. (“O2 Micro”) liable for approximately $9.1 million in attorneys’ fees and non-taxable costs, plus interest, in connection with the patent litigation that Monolithic Power Systems, Inc. (the “Company”) won in 2010.  This award was in addition to the approximately $0.3 million in taxable costs that the District Court had earlier ordered O2 Micro to pay to the Company in connection with the same lawsuit.  In October 2012, O2 Micro appealed the District Court’s judgment to the United States Court of Appeals for the Federal Circuit (the “Federal Circuit”). In August 2013, the Federal Circuit affirmed O2 Micro’s liability for the full amount of the award.  In September 2013, O2 Micro filed a petition for rehearing of that ruling, but the Federal Circuit denied O2 Micro’s petition for rehearing on October 16, 2013.

On November 4, 2013, the Company received a cash payment of approximately $9.5 million from O2 Micro in connection with the patent litigation.

O2 Micro has not indicated whether it will seek review by the United States Supreme Court.  In the event O2 Micro takes such action and is successful in obtaining a favorable ruling against the Company, the Company may be liable to return a portion or all of the $9.5 million to O2 Micro.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 5, 2013	By:	/s/ Saria Tseng
Saria Tseng
Vice President, Strategic Corporate Development, General Counsel and Corporate Secretary